NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

Date: Wednesday, April 27, 2005

Time: 4:30 p.m. (Eastern Time)

Place: The Toronto Board of Trade, 1 First Canadian Place, 3rd Floor, Toronto, Ontario

     BUSINESS OF THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS:

1.	To receive and consider the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2004 together with the report of the auditors thereon;

2.	To elect Directors;

3.	To appoint auditors and to authorize the Directors to fix their remuneration;

4.	To consider and if thought advisable, to approve, with or without variation, an ordinary resolution approving an amendment to the Company’s Share Option Plan to permit the grant of options under such Plan, provided that the aggregate number of Common Shares reserved for issuance under the Plan at any time shall not exceed 5% of the outstanding Common Shares of the Company (on an undiluted basis), as described in the accompanying Management Proxy Circular; and

5.	To transact such further or other business as may properly come before the meeting or any postponement or adjournment thereof.

IMPORTANT INFORMATION:

If you are unable to be present personally at the meeting, please complete the enclosed form of proxy and return it in the postage prepaid envelope provided. Proxies to be used at the meeting must be deposited with the Company or with CIBC Mellon Trust Company not less than 24 hours preceding the meeting or any postponement or adjournment thereof.

By Order of the Board,

/s/ William M. O’Reilly

WILLIAM M. O’REILLY,
Secretary
Mississauga, Ontario
March 1, 2005

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